EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS THIRD QUARTER RESULTS
New York, N.Y., November 26, 2013 -- Tiffany & Co. (NYSE: TIF) today reported a 50% increase in net earnings in its third quarter ended October 31, 2013, largely resulting from 7% growth in worldwide net sales and a higher operating margin. The strong earnings growth in the quarter led management to increase its full year forecast.
Michael J. Kowalski, chairman and chief executive officer, said, “We are very pleased with our overall results. Worldwide sales growth in the quarter demonstrated the growing power of the TIFFANY & CO. brand and the benefits of our expanding global presence. Operating earnings rose faster than sales, reflecting favorable product cost trends and ongoing well-controlled expenses. We’re experiencing excellent customer response to our expanded fashion jewelry designs, highlighted by the ATLAS collection, as well as continued growth in our fine and statement jewelry, with particular strength in our yellow diamond collection.”
In the three months (“third quarter”) ended October 31, 2013:

▪
Worldwide net sales increased 7% to $911 million. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales rose 11%, and comparable store sales rose 7% due to growth in all regions.

▪	Net earnings rose 50% to $95 million, or $0.73 per diluted share, compared with $63 million, or $0.49 per diluted share, a year ago.
In the nine months (“year-to-date”) ended October 31, 2013:

▪	Worldwide net sales rose 7% to $2.7 billion. On a constant-exchange-rate basis, worldwide net sales increased 11% and comparable store sales rose 7% due to increases in all regions.

▪
Net earnings increased 20% to $285 million, or $2.21 per diluted share, versus $237 million, or $1.85 per diluted share, a year ago. Expenses of $9 million, or $0.05 per diluted share, had been recorded in this year’s first quarter for staff and occupancy reductions; excluding those costs, net earnings in the year-to-date increased 23% to $291 million, or $2.26 per diluted share (see “Non-GAAP Measures”).

Net sales highlights were as follows:

▪
Total sales in the Americas region increased 4% to $417 million in the third quarter and 4% to $1.3 billion in the year-to-date. On a constant-exchange-rate basis, total sales increased 5% in the quarter and 4% in the year-to-date, and comparable store sales rose 1% in both the quarter and year-to-date due to growth in Tiffany’s New York flagship store sales.

▪
In the Asia-Pacific region, total sales increased 27% to $238 million in the third quarter and 20% to $670 million in the year-to-date. On a constant-exchange-rate basis, total sales increased 29% and 21% in the respective periods, and comparable store sales rose 22% and 15% due to strong sales growth throughout the region.

▪
Tiffany’s business in Japan continued to perform well in the third quarter. A negative translation effect from a substantially weaker yen versus the U.S. dollar caused total sales to decline 13% to $128 million in the third quarter and 8% to $409 million in the year-to-date. However, on a constant-exchange-rate basis, total sales rose 9% in the quarter and 12% in the year-to-date, primarily due to comparable store sales growth of 5% and 11%.

▪
In Europe, total sales increased 7% to $104 million in the third quarter and 8% to $309 million in the year-to-date. On a constant-exchange-rate basis, total sales increased 4% in the quarter and 7% in the year-to-date, with comparable store sales growth of 2% and 5%, led by sales growth in the United Kingdom.

▪
Other sales increased 14% to $24 million in the third quarter and 56% to $76 million in the year-to-date. On a constant-exchange-rate basis, total sales also rose 14% in the quarter and 56% in the year-to-date; comparable store sales of five TIFFANY & CO. stores in the United Arab Emirates, which were converted from independently-operated to Company-operated in July 2012, increased 1% in the third quarter.

▪	Tiffany opened six stores in the quarter: in Paramus, New Jersey, Cleveland, Ohio, West Edmonton, Canada and Curitiba, Brazil; in Stuttgart, Germany; and in Jinan, China. At

October 31, 2013, Tiffany operated 283 stores (120 in the Americas, 68 in Asia-Pacific, 54 in Japan, 36 in Europe and five in the U.A.E.), versus 272 stores (113 in the Americas, 64 in Asia-Pacific, 56 in Japan, 34 in Europe and five in the U.A.E.) a year ago.
Other financial highlights:

▪
Gross margin (gross profit as a percentage of net sales) in the third quarter increased 2.6 points to 57.0%, from 54.4% a year ago, and in the year-to-date rose 0.9 point to 56.9% compared with 56.0% in the prior-year period. This contrasts with gross margin declines of 3.5 points and 2.4 points in the third quarter and year-to-date of 2012. In this third quarter and year-to-date, gross margin has benefited largely from reduced product cost pressures, as well as price increases taken earlier in the year. A shifting sales mix toward higher-priced, lower gross margin products has continued to offset a portion of these benefits.

▪
SG&A (selling, general and administrative) expenses increased 5% in the third quarter largely due to incremental labor and store-related costs, and rose 6% in the year-to-date. The translation effect from a stronger U.S. dollar reduced SG&A expense growth by 3% in both periods. In addition, $9 million of expenses had been recorded in the first quarter tied to specific cost reduction initiatives related to staffing reductions, as well as subleasing of office space (see “Non-GAAP Measures”).

▪	Interest and other expenses, net were $14 million in the third quarter and $41 million in the year-to-date, compared with $15 million and $40 million in the respective prior-year periods.

▪
The effective income tax rate of 32.3% in the third quarter benefited from a one-time favorable impact of tax regulations as well as differences in the geographical mix of earnings. In the prior year’s third quarter, the rate of 38.4% was affected by the Company’s true-up of the prior year’s tax provision upon filing its tax returns. The effective income tax rate was 33.8% in the year-to-date versus 35.6% in the prior year.

▪
Cash and cash equivalents were $521 million at October 31, 2013, compared with $345 million a year ago. Total short-term and long-term debt as a percentage of stockholders' equity was 36% at October 31, 2013, versus 40% a year ago.

▪	Net inventories were $2.4 billion at October 31, 2013, or 6% higher than a year ago. There was similar growth in finished goods inventories and combined raw material and work-in-process inventories, which support new stores, expanded product assortments, rough diamond sourcing and internal manufacturing requirements. On a constant-exchange-rate basis, net inventories were 9% above last year.
Outlook for 2013:
For the fiscal year ending January 31, 2014, management is forecasting net earnings in a range of $3.65-$3.75 per diluted share, compared with $3.50-$3.60 per diluted share in its previous outlook and $3.25 per diluted share in 2012. This forecast excludes $0.05 per diluted share of expenses tied to specific cost-reduction initiatives that were recorded in the first quarter. This forecast is based on the following assumptions, which are approximate and may or may not prove valid:

a)	Worldwide net sales increasing by a mid-single-digit percentage in U.S. dollars (a high-single-digit percentage increase on a constant-exchange-rate basis).

b)	Adding a net of 14 Company-operated stores (opening six in the Americas, seven in Asia-Pacific and three in Europe, and closing one each in Asia-Pacific and Japan).

c)	Operating earnings increasing at a higher rate than sales growth, due to improvements in both the gross margin and the SG&A expense ratio.

d)	Interest and other expenses, net of $58 million.

e)	The effective income tax rate in a range of 34% - 35%.

f)
Net inventories increasing 5%; capital expenditures of $225 million (versus $220 million in 2012); and free cash flow (cash flow from operating activities less capital expenditures) of $300 million (versus $109 million in 2012).

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).
Next Scheduled Announcement:
The Company expects to report its November-December holiday sales results on Friday January 10, 2014. To receive notifications of future announcements, please register at
http://investor.tiffany.com (“E-Mail Alerts”).
Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates,

and also engages in direct selling through Internet, catalog and business gift operations. For more information, visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.
This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, products, store openings and closings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories, growth opportunities, capital expenditures and free cash flow. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.
Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2013 vs. 2012			Year-to-Date 2013 vs. 2012
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	7%	(4)%	11%	7%	(4)%	11%
Americas	4%	(1)%	5%	4%	—%	4%
Asia-Pacific	27%	(2)%	29%	20%	(1)%	21%
Japan	(13)%	(22)%	9%	(8)%	(20)%	12%
Europe	7%	3%	4%	8%	1%	7%
Other	14%	—%	14%	56%	—%	56%
Comparable Store Sales:
Worldwide	3%	(4)%	7%	3%	(4)%	7%
Americas	1%	—%	1%	1%	—%	1%
Asia-Pacific	20%	(2)%	22%	14%	(1)%	15%
Japan	(16)%	(21)%	5%	(9)%	(20)%	11%
Europe	4%	2%	2%	6%	1%	5%
Other *	1%	—%	1%	1%	—%	1%
* Represents sales in five TIFFANY & CO. stores in the United Arab Emirates, which were converted from independently-operated to Company-operated in July 2012, and became comparable in the third quarter of 2013.

Net Earnings

The accompanying press release presents net earnings and highlights expenses tied to specific cost reduction initiatives in the text. Management believes excluding such items presents the Company's results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at October 31, 2013. The following table reconciles GAAP net earnings and net earnings per diluted share (“EPS”) to non-GAAP net earnings and net earnings per diluted share, as adjusted:

	Nine Months Ended October 31, 2013
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS
Net earnings, as reported	$284,968	$2.21
Cost reduction initiatives [a]	5,785	0.05
Net earnings, as adjusted	$290,753	$2.26

a On a pre-tax basis, includes charges of $9,379,000 within SG&A for the nine months ended October 31, 2013 associated with severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2013	2012	2013	2012
Net sales	$911,478	$852,741	$2,732,846	$2,558,480

Cost of sales	391,997	388,452	1,178,012	1,126,011

Gross profit	519,481	464,289	1,554,834	1,432,469

Selling, general and administrative expenses	365,863	346,994	1,083,172	1,025,609

Earnings from operations	153,618	117,295	471,662	406,860

Interest and other expenses, net	13,922	14,783	41,328	39,587

Earnings from operations before income taxes	139,696	102,512	430,334	367,273

Provision for income taxes	45,086	39,333	145,366	130,759

Net earnings	$94,610	$63,179	$284,968	$236,514

Net earnings per share:

Basic	$0.74	$0.50	$2.23	$1.87
Diluted	$0.73	$0.49	$2.21	$1.85

Weighted-average number of common shares:

Basic	128,004	126,737	127,716	126,697
Diluted	128,974	127,902	128,729	127,914

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	October 31, 2013	January 31, 2013	October 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$521,200	$504,838	$344,512
Accounts receivable, net	165,862	173,998	160,604
Inventories, net	2,418,710	2,234,334	2,289,571
Deferred income taxes	78,020	79,508	106,744
Prepaid expenses and other current assets	178,710	158,911	181,375

Total current assets	3,362,502	3,151,589	3,082,806

Property, plant and equipment, net	836,062	818,838	800,225
Other assets, net	680,937	660,423	566,964

	$4,879,501	$4,630,850	$4,449,995

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$252,016	$194,034	$196,279
Accounts payable and accrued liabilities	309,798	295,424	284,189
Income taxes payable	16,190	30,487	17,958
Merchandise and other customer credits	66,110	66,647	65,996

Total current liabilities	644,114	586,592	564,422

Long-term debt	755,724	765,238	781,637
Pension/postretirement benefit obligations	348,561	361,246	322,033
Other long-term liabilities	223,684	209,732	205,720
Deferred gains on sale-leasebacks	85,464	96,724	108,962
Stockholders’ equity	2,821,954	2,611,318	2,467,221

	$4,879,501	$4,630,850	$4,449,995